Exhibit 99.1

Corillian Reports GAAP Profitability, Record Second Quarter
Financial Results
Corillian reports EPS of $0.05 per share

PORTLAND, Ore. – July 23, 2003 – Corillian Corp. (NASDAQ: CORI), a premier provider of enterprise software and services for the financial services industry, today reported record financial results for the second quarter ended June 30, 2003.

Revenues for the second quarter were $11.5 million, compared to $10.8 million for the first quarter of 2003 and $9.0 million for the second quarter of 2002. Net income for the quarter was $1.8 million, resulting in basic and diluted earnings per share of $0.05, compared to a net loss per share of $0.01 for the first quarter of 2003. This beats the consensus estimate of a net loss per share of $0.01, as reported by First Call. The net loss per share for the comparable prior year period was $0.16.

Adjusted EBITDA for the quarter was $3.1 million, compared to adjusted EBITDA of $1.1 million in the first quarter of 2003 and an adjusted EBITDA loss of $3.0 million for the comparable prior year period. An explanation of Corillian’s practice of reporting adjusted EBITDA results is described below.

Cash and investment balances at the end of the second quarter were $24.5 million, compared to $21.4 million at the end of the first quarter of 2003.

“We are pleased with our financial results for the second quarter,” said Alex Hart, president and CEO of Corillian Corporation. “We achieved GAAP profitability for the first time in company history, well ahead of our 2003 plan. This achievement, combined with our revenue growth, cost containment and cash generation, represents a significant milestone in the history of our company. These results are a testament to our management execution, the dedication of our employees, our dominant position in our markets and our commitment to customer success. The challenge now is to increase our pipeline and backlog to position us for continued success going forward, and our recent investments in sales, marketing and product development are major steps toward meeting this challenge.”

Recent Highlights

•	Approximately 11.6 million consumer and small business end users, over a quarter of the online banking and bill payment population of the United States, are leveraging the Corillian Voyager platform to access their online financial services. This compares to approximately 10.3 million at the end of the first quarter of 2003 and 7.2 million end users at the end of the second quarter of 2002.

•	Corillian’s customers continue to achieve the highest levels of user responsiveness by providing innovative, easy-to-use online financial services, as demonstrated by the latest Gomez Internet banker scorecard. Corillian customers occupied three of the top 10 slots and comprised nine of the 30 banks recognized in the scorecard.

•	During the second quarter, two additional customers went live on the Corillian Voyager platform, Commercial Federal and SouthTrust Bank. Corillian now has 53 customers live, of which 13 are live on the Corillian Voyager 3.0 platform.

•	Corillian announced the general availability of Corillian Small Business 2.0, a feature-rich, integrated online application dedicated to the needs of the emerging small business banking market.

•	Corillian launched the industry’s first truly interactive customer service solution. Corillian LiveService allows online banking customers to interact with customer service representatives in real-time via secure text chat, co-browsing and Internet call-back. Corillian is the first solution provider to deliver an integrated Web collaboration service designed to drive adoption of online banking and bill payment, improve cross-channel service capabilities and increase agent cross-sell ratios.

•	Corillian strengthened its management team with the appointments of Chuck Drake as vice president of marketing and John Vincze as senior vice president of sales.

Financial Outlook

Based on its current backlog, anticipated project schedules and sales pipeline, Corillian anticipates that third quarter 2003 revenues will be in the range of $10 to $11 million and reaffirms that revenues for 2003 will be in the range of $43 to $45 million. Based on these revenue expectations and currently anticipated costs and expenses, Corillian expects to be EPS breakeven or positive in the third and fourth quarters of 2003.

Adjusted EBITDA Results

Adjusted EBITDA results exclude interest, taxes, depreciation, amortization, restructuring charges and other income (expense), net, and are provided by Corillian as a complement to reported net income (loss), which is provided using accounting principles generally accepted in the United States of America (or GAAP). Corillian believes that adjusted EBITDA is a useful metric for Corillian and its investors because it excludes certain items that relate to non-operating activities and non-cash items and because other companies in its industry provide a similar metric. A table detailing the differences between Corillian’s reported net income (loss) under GAAP and adjusted EBITDA is included in the consolidated statements of operations below.

Corillian will hold a conference call at 5:00 p.m. EST on July 23, 2003 to discuss the quarterly results and business outlook. Investors and other interested parties can listen to the conference call over the Internet at Corillian’s corporate Web site at http://investor.corillian.com.

About Corillian Corporation

Corillian is a premier provider of enterprise software and services for the financial services industry. Empowered with Corillian solutions, some of the world’s most visionary financial institutions provide their customers with the tools to manage their finances more effectively. Built on the Microsoft Windows Server System, the Windows .NET framework, and utilizing XML Web Services, Corillian’s solutions are unmatched in reliability and performance, and successfully scale at some of the world’s largest financial institutions. Corillian’s proven solutions enable financial institutions to deliver innovative services enterprise-wide, across multiple delivery channels and multiple lines of business. The Corillian Voyager platform provides secure and scalable account access and transaction processing for a wide variety of applications built by Corillian’s expert software developers, by Corillian-certified partners, and by the in-house development organizations of some of the world’s best financial institutions. For more information about Corillian Corporation, visit the company’s Web site at http://www.corillian.com.

# # #

Matters discussed in this release may include forward-looking statements that involve risks and uncertainties, and actual results may be materially different. For example, statements regarding Corillian’s business outlook and prospects for success in the online financial software and services industry are forward-looking. Factors that could cause actual results to differ include the risk that Corillian’s solutions do not continue to gain market acceptance, that Corillian fails to sign new customers, that Corillian’s existing customers do not continue to demand products and services from Corillian, that Corillian’s customers experience performance problems or security breaches using Corillian’s solutions, that Corillian does not recognize an increased percentage of license and maintenance revenues, that Corillian encounters significant problems in implementing its software for its customers or significant delays in developing software for its customers, that Corillian incurs significant legal expenses or losses in lawsuits and that financial institutions are affected by adverse government regulations or market conditions. Other risks include those stated in Corillian’s reports and other documents filed from time to time with the Securities and Exchange Commission including its report on Form 10-Q for the quarter ended March 31, 2003.

For more information contact:

Steve Shaw | Corp. Communications Manager | Corillian Corporation | e-mail: sshaw@corillian.com | Phone: (503) 629-3770

Steve Sipowicz | Chief Financial Officer | Corillian Corporation | e-mail: ssipowicz@corillian.com | Phone: (503) 629-3300

CORILLIAN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	For the Quarter Ended

	June 30,	March 31,	June 30,
	2003	2003	2002

Revenues	$11,482	$10,848	$8,981
Cost of revenues	4,933	5,061	5,094

Gross profit	6,549	5,787	3,887

Operating expenses:
Sales and marketing	1,437	1,833	3,189
Research and development	1,647	1,730	2,464
General and administrative	1,393	2,196	2,595
Amortization of deferred stock-based compensation	—	35	231
Restructuring charges	—	—	682

Total operating expenses	4,477	5,794	9,161

Income (loss) from operations	2,072	(7)	(5,274)
Other expense, net	(278)	(434)	(387)

Income (loss) before income taxes	1,794	(441)	(5,661)
Income taxes	—	—	—

Net income (loss)	$1,794	$(441)	$(5,661)

Basic net income (loss) per share	$0.05	$(0.01)	$(0.16)
Diluted net income (loss) per share	$0.05	$(0.01)	$(0.16)
Shares used in computing basic net income (loss) per share	36,304	36,237	35,259
Shares used in computing diluted net income (loss) per share	36,988	36,237	35,259

Net income (loss) per GAAP	$1,794	$(441)	$(5,661)
Amortization of deferred stock-based compensation	—	35	231
Restructuring charges	—	—	682
Other expense, net	278	434	387
Depreciation and amortization	992	1,053	1,316

Adjusted EBITDA	$3,064	$1,081	$(3,045)

CORILLIAN CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	June 30, 2003	December 31, 2002

ASSETS
Current assets:
Cash and investments	$24,476	$17,631
Restricted cash	—	1,003
Accounts receivable, net	2,577	3,987
Revenue in excess of billing	1,284	1,542
Other current assets	4,111	3,276

Total current assets	32,448	27,439
Property and equipment, net	6,657	8,376
Other assets	1,909	1,664

Total assets	$41,014	$37,479

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$2,723	$3,868
Deferred revenue	17,525	13,981
Current portion of long-term debt and capital lease obligations	1,946	2,245
Other current liabilities	1,679	1,421

Total current liabilities	23,873	21,515
Long-term debt and capital lease obligations, less current portion	1,377	1,600
Other long-term liabilities	1,152	1,243

Total liabilities	26,402	24,358

Shareholders’ equity:
Common stock	126,251	126,141
Deferred stock-based compensation	—	(35)
Unrealized translation gain	42	49
Accumulated deficit	(111,681)	(113,034)

Total shareholders’ equity	14,612	13,121

Total liabilities and shareholders’ equity	$41,014	$37,479

CORILLIAN CORPORATION
SUPPLEMENTAL INFORMATION
(unaudited)

	June 30, 2003	March 31, 2003	June 30, 2002

Revenue backlog(1)	$35.7 million	$41.2 million	$40.7 million
Live end users	11.6 million	10.3 million	7.2 million
Estimated potential DDA end users for live Corillian Voyager implementations	49 million	47 million	40 million
Estimated total potential end users, including credit-card end users	100 million	100 million	100 million
Estimated DDA penetration rate (2)	15%	14%	11%
Headcount	221	229	260

License revenues were $4.1 million, or 36 % of total revenues, in the second quarter of 2003, compared to $4.0 million, or 37 % of total revenues, in the first quarter of 2003, and $2.8 million, or 31% of total revenues, in the second quarter of 2002. Second quarter 2003 license revenues included additional license block sales of $2.1 million, compared to $1.3 million and $1.2 million of such sales in the first quarter of 2003 and second quarter of 2002, respectively.

General and administrative expenses in the second quarter of 2003 include a credit of $250,000 related to an insurance recovery.

During the second quarter of 2003, Corillian generated approximately $1.7 million in cash from operations, which was offset by approximately $400,000 of debt payments and approximately $300,000 of capital expenditures, for total cash generation of approximately $1.0 million during the quarter. Corillian also re-financed its line of credit arrangement to obtain lower interest rates on its remaining debt and drew down an additional $1.0 million. Corillian was also able to add an additional $1.0 million to its unrestricted cash balances due to the release of an obligation under a customer contract.

(1)  Revenue backlog represents contractual customer commitments, including fees for licenses, professional services, maintenance, hosting and subscriptions. Backlog is not necessarily indicative of revenues to be recognized in any given future period. For example, some of the fees reflected in backlog may be accounted for as funded research and development, depending on the nature of the work to be performed by Corillian. There are many factors that would impact Corillian’s filling of backlog, such as its progress in completing projects for its customers, Corillian’s customers’ meeting anticipated schedules for customer-dependent deliverables, and Corillian’s customers’ satisfying their contractual obligations. Corillian provides no assurances that any portion of its backlog will be filled during any fiscal year or at all or that its backlog will be recognized as revenues in any given period.

(2)  Estimated DDA penetration rate does not include credit-card end users